Exhibit 99.1

   600 Third Avenue

New York, NY 10016

NEWS

FOR IMMEDIATE RELEASE

Contact:

Kenneth M. Schwartz

212/297-0900

K & F INDUSTRIES HOLDINGS ANNOUNCES REDEMPTION

OF SENIOR PREFERRED STOCK

New York – May 20, 2005 – K&F Industries Holdings, Inc., formerly known as K&F Parent, Inc. (“K&F” or the “Company”), announced today the redemption of all of its remaining outstanding 15 percent senior redeemable preferred stock for an aggregate redemption price of $40.2 million. The Company funded the redemption with a portion of the proceeds of recently completed offerings of approximately $90 million in common stock and junior redeemable preferred stock. The offerings completed the Company’s financing of its acquisition of K&F Industries, Inc. in November 2004.

The Company also announced that on May 19, 2005 it changed its name to K&F Industries Holdings, Inc.

About K&F

K&F Industries Holdings, Inc., through its Aircraft Braking Systems Corporation subsidiary, manufactures wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft. K&F’s other subsidiary, Engineered Fabrics Corporation, manufactures aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.

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 Forward Looking Statements

Some statements and information contained herein are not historical facts, but are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with SEC or press releases.  These forward-looking statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “should” or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties.  We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control.  Some of these factors and conditions include: (i) government or regulatory changes, (ii) dependence on our subsidiaries, Aircraft Braking Systems Corporation and Engineered Fabrics Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness.  This press release should be read in conjunction with our periodic reports filed with the SEC.  We undertake no obligation to revise these statements following the date of this press release.